Exhibit 2.16

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of the 30th day of September, 2012, by and among Liquid Holdings Group, LLC, a Delaware limited liability company (“Liquid Holdings”), LTI, LLC, a Delaware limited liability company (the “Company”), and the undersigned members of the Company (each, a “Member” and collectively, the “Members”). Liquid Holdings, the Company and the Members are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Members own all of the issued and outstanding Units (as such term is defined in the LTI Operating Agreement) of the Company;

WHEREAS, the Members are party to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated September 20, 2011, as amended effective September 29, 2012 (the “LTI Operating Agreement”);

WHEREAS, each Class B Member (as defined in the LTI Operating Agreement) desires to contribute to Liquid Holdings all of its Class B Units in exchange for Class A Common Units (as defined in the Limited Liability Company Agreement of Liquid Holdings, dated as of April 24, 2012, as amended by that certain Amendment No. 1 thereto, dated as of May 24, 2012, and Amendment No. 2 thereto, dated as of August 27, 2012 (the “LHG Operating Agreement”)) of Liquid Holdings pursuant to the terms hereof;

WHEREAS, the Class A Member (as defined in the LTI Operating Agreement) desires to contribute to Liquid Holdings its Class A Unit (as defined in the LTI Operating Agreement); and

WHEREAS, for United States federal income tax purposes, it is intended that the contribution of the Units to Liquid Holdings for the Consideration Units (as defined below) will qualify as a transaction described in Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CONTRIBUTION AND EXCHANGE

Section 1.1 Contribution and Exchange of Units.

(a) Each Class B Member hereby grants, sells, assigns, contributes, transfers and conveys all of such Member’s right, title and interest in and to such Member’s Units and any other membership interest in the Company (the “Class B Contribution”) to Liquid Holdings, in exchange for the consideration set forth in Section 1.1(b) below and Liquid Holdings hereby accepts the Class B Contribution of each Class B Member’s Class B Units. The Company and each Member hereby consent to such Class B Contribution and waive any otherwise applicable notice, consent or other rights that may be applicable under the LTI Operating Agreement to the transfer of the Units.

(b) In consideration for the Members’ Class B Contribution, the Class B Members shall hereby receive an aggregate number of Class A Common Units (as defined in the LHG Operating Agreement) equal to 2.855% of the aggregate issued and outstanding equity securities of Liquid Holdings as of the consummation of the transactions contemplated by this Agreement (the “Consideration Units”). The Consideration Units shall be issued to the Class B Members on a pro rata basis in accordance with the ownership percentages set forth on Exhibit A attached hereto. The Class B Members acknowledge and agree that the Consideration Units are subject to the rights and restrictions set forth for the Class A Common Units in the LHG Operating Agreement (including, without limitation, the provisions of Sections 9.01(c) and 15.17 thereof).

(c) Liquid Trading International, LLP (“LTI LLP”), in its capacity as the Manager (as defined in the LTI Operating Agreement) of the Company hereby appoints Liquid Holdings as the Manager of the Company, effective immediately upon the effectiveness of this Agreement, and hereby grants, sells, assigns, contributes, transfers and conveys all of LTI LLP’s title and interest in and to such Member’s Class A Unit and any other membership interest in the Company (the “Class A Contribution”) to Liquid Holdings and Liquid Holdings hereby accepts the contribution of such Member’s Class A Unit. The Company and each Member hereby consent to the Class A Contribution and waive any otherwise applicable notice, consent or other rights that may be applicable under the LTI Operating Agreement to the transfer of the Class A Unit. LTI LLP agrees that it shall receive no equity securities of Liquid Holdings, or any other securities, cash or property in connection with the Class A Contribution.

(d) The Members agree and acknowledge that the consummation of the transactions contemplated by this Agreement satisfies the Company’s obligations under that certain Use of Proceeds Agreement, dated January 10, 2012 and amended as of January 19, 2012, by and between the Company and LTI LLP (the “Use of Proceeds Agreement”). Each Member, for itself, himself or herself and any and all other persons, firms, corporations and entities that could or might act on its, his or her behalf, does hereby release the Company, its affiliates and subsidiaries, predecessor and successor corporations or entities, any and all of its respective past, present and future managers, partners, officers, directors, employees, equityholders, agents, representatives, attorneys and joint venturers, permitted assigns and transferees, and any and all other persons, firms, corporations and entities that could or might act on its, his or her behalf from and against any and all claims, actions, causes of action, debts, damages, demands, offsets, payments, costs, attorneys’ fees, obligations of every kind and nature, rights, liabilities, charges, expenses, contracts, promises and agreements arising out of the Use of Proceeds Agreement.

(e) The Parties agree that effective as of the date of this Agreement, (i) Liquid Holdings shall be the sole Member of the Company and shall hold all Units in the Company and (ii) Liquid Holdings shall be the Manager of the Company. Immediately following the effectiveness of this Agreement, Liquid Holdings, in its capacity as the Manager, shall, pursuant to Section 3.1 of the LTI Operating Agreement, update Exhibit A to the Operating Agreement to reflect the foregoing.

(f) Simultaneously with the execution hereof, (i) the Members will deliver to Liquid Holdings joinders to the LHG Operating Agreement, each in a form reasonably acceptable to Liquid Holdings, duly executed by each of the Members and (ii) Liquid Holdings will deliver to the Company a counterpart signature page to the LTI Operating Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each of the Members severally represents and warrants to Liquid Holdings that the statements contained in this Article 2 are true and correct as of the date of this Agreement with respect to such Member.

Section 2.1 Organization and Good Standing. If the Member is an entity, the Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted and to own or use the properties or assets that it purports to own or use.

Section 2.2 Capacity and Authority; Binding Effect.

(a) If the Member is an entity, the Member has all right, power and authority to execute and deliver this Agreement and to perform the Member’s obligations hereunder. If the Member is a natural person, the Member is of legal age and has the capacity to execute and deliver this Agreement and to perform the Member’s obligations hereunder.

(b) This Agreement constitutes the legal, valid, and binding obligation of the Member, enforceable against the Member in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.3 No Conflict. The execution, delivery and performance of this Agreement by the Member will not, directly or indirectly (with or without notice or lapse of time) (a) if the Member is an entity, contravene, conflict with, or result in a violation of (i) any provision of the organizational documents of the Member or (ii) any resolution adopted by the governing body or equity holders of the Member, (b) contravene, conflict with, or result in a violation any law, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any person the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Member is a party or by which the Member is bound or to which any of the Member’s assets are subject.

Section 2.4 Units.

(a) The Units being contributed by the Member represent validly issued, fully paid and non-assessable units of the Company and are being delivered free and clear of all liens and encumbrances other than any restrictions on transfer under applicable securities laws or as set forth in the LTI Operating Agreement.

(b) Except for this Agreement and except as set forth in the LTI Operating Agreement, (i) the Units being sold by the Member are not subject to any preemptive rights, rights of first refusal, rights of rescission, or similar rights and (ii) there are no outstanding equity awards, options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, relating to such Units.

Section 2.5 Member Intent. The Member is acquiring the Consideration Units for the Member’s own investment account as principal, for investment purposes only, not for any other person or entity and not for the purpose of resale or distribution, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended. The Member has no present arrangement to effect any distribution of the Consideration Units to or through any other person or entity.

Section 2.6 No General Solicitation. The Member has received no general solicitation or general advertisement in connection with the transactions contemplated by this Agreement or investment in Liquid Holdings. The Member has received no other representations or warranties from Liquid Holdings or any other person acting on behalf of Liquid Holdings, other than those contained in this Agreement.

Section 2.7 No Reliance. The Member has not relied upon Liquid Holdings or any of its affiliates, directors, officers, employees or representatives for advice about tax, financial or legal consequences of a purchase of or investment in the Consideration Units, and neither Liquid Holdings nor any of its affiliates, managers, officers, employees or representatives has made or is making any representations to the Member about, or guaranties of, tax, financial or legal outcomes of a purchase of, or an investment in, the Consideration Units.

Section 2.8 Accuracy of Information. The representations and warranties of the Member contained herein and all information provided by the Member to Liquid Holdings concerning the Member, its financial position and its knowledge of financial and business matters is correct and complete in all respects.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MEMBERS

The Company and each of the Members represents and warrants to Liquid Holdings that the statements contained in this Article 3 are true and correct as of the date of this Agreement.

Section 3.1 Organization. The Company is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and to own or use the properties or assets that it purports to own or use.

Section 3.2 Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 No Conflict. The execution, delivery and performance of this Agreement by the Company will not, directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with, or result in a violation of (x) any provision of the organizational documents of the Company or (y) any resolution adopted by the Members or the managers of the Company, (ii) contravene, conflict with, or result in a violation any law, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any person the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which any of the Company’s assets are subject.

Section 3.4 Capitalization; Subsidiaries. The ownership table set forth on Exhibit A attached hereto sets forth the current ownership structure of the Company and, except as set forth in the LTI Operating Agreement, or as contemplated by this Agreement or the transactions being entered into in connection herewith, (i) there are no contracts or agreements for the issuance, sale or transfer of any units or any equity or other securities of the Company, (ii) the units of the Company are not subject to any preemptive rights, rights of first refusal, rights of rescission, or similar rights and (iii) there are no outstanding equity awards, options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity or other security or interest in the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LIQUID HOLDINGS

Liquid Holdings represents and warrants to the Company and the Members that the statements contained in this Article 4 are true and correct as of the date of this Agreement.

Section 4.1 Organization. Liquid Holdings is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and to own or use the properties or assets that it purports to own or use.

Section 4.2 Authority. Liquid Holdings has the requisite limited liability company power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of Liquid Holdings, enforceable against Liquid Holdings in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Consideration Units. All of the Consideration Units to be issued to the Members pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued and fully paid units of Liquid Holdings.

Section 4.4 No Conflict. The execution, delivery and performance of this Agreement by Liquid Holdings will not, directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with, or result in a violation of (i) any provision of the organizational documents of Liquid Holdings or (ii) any resolution adopted by the members or the managers of Liquid Holdings, (b) contravene, conflict with, or result in a violation any law, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental authority, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any person the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which Liquid Holdings is a party or by which Liquid Holdings is bound or to which any of Liquid Holdings’ assets are subject.

ARTICLE 5

ADDITIONAL OBLIGATIONS AND AGREEMENTS OF THE PARTIES

Section 5.1 Confidentiality. Each Party shall, and shall cause its representatives and affiliates to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of such Party’s counsel, by other applicable law, all Confidential Information (as defined below), and each Party shall not, and shall cause its representatives and affiliates not to, disclose the Confidential Information to any person or use the Confidential Information except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review. For the purposes hereof, “Confidential Information” shall mean all information of any kind disclosed by one Party or its representatives or affiliates to any other Party or its representatives or affiliates in connection with the transactions contemplated by this Agreement, except information (a) ascertainable or obtained from public or published information, (b) received from a third party not known by the receiving Party to be under an obligation to the disclosing Party or any of its affiliates to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the receiving Party’s or its affiliates’ possession prior to disclosure thereof in connection herewith.

Section 5.2 Further Assurances. From time to time, as and when requested by any Party hereto, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement (including, without limitation, any documents and agreements as Liquid Holdings or its advisors may deem necessary or desirable in order for the Consideration Units to be issued to the Members in compliance with all relevant securities laws).

Section 5.3 Legending. Each Member acknowledges and agrees that the Consideration Units to be issued to the Members pursuant to the terms hereof may be subject to legending requirements and restrictions on transfer as required by applicable securities laws and regulations and the LHG Operating Agreement.

Section 5.4 Opportunity to Obtain Counsel and Information. Each Member acknowledges that (a) Liquid Holdings has made available to the Member, at a reasonable time prior to the date of this Agreement, the opportunity for the Member to consult his, her or its own legal counsel and other advisors, as necessary, (b) Liquid Holdings has made available to the Member, at a reasonable time prior to the date of this Agreement, sufficient information concerning Liquid Holdings for the Member to make an informed decision regarding an investment in the Consideration Units and has had an opportunity to ask questions and receive answers concerning the Consideration Units, and (c) Liquid Holdings has made available to the Member, at a reasonable time prior to the date of this Agreement, the opportunity to obtain any additional information that Liquid Holdings possesses, or can acquire without unreasonable effort or expense, that the Member deems necessary to verify the accuracy of the information provided, and has received all such additional information requested.

Section 5.5 Counsel to the Company and Liquid Holdings. The Company and each Member acknowledge and agree that (a) in connection with this transaction, Gibson Dunn & Crutcher LLP (“GDC”) is acting only as counsel to Liquid Holdings, (b) GDC has not and does not represent the Members or the Company in connection with this transaction, and (c) the Company and the Members hereby waive any conflict of interest that may arise in connection with GDC’s ongoing representation of Liquid Holdings after the date hereof.

ARTICLE 6

INDEMNIFICATION BY THE COMPANY AND THE MEMBERS

Section 6.1 Indemnification by the Members.

(a) From and after the effectiveness of this Agreement, each Member, severally and not jointly, shall indemnify Liquid Holdings from and against, and shall compensate and reimburse Liquid Holdings for, any losses, damages, injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties fees (including reasonable attorneys’ fees), charges, costs or expenses (“Damages”) which are suffered or incurred by Liquid Holdings, or to which Liquid Holdings may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) which arise from, or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty of such Member contained in Article 2 of this Agreement; or

(ii) any breach of any covenant or obligation of such Member in this Agreement.

(b) From and after the effectiveness of this Agreement, each Member shall indemnify Liquid Holdings from and against, and shall compensate and reimburse Liquid Holdings for, their Pro Rata Portion (as defined below) of any Damages which are suffered or incurred by Liquid Holdings, or to which Liquid Holdings may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) which arise from, or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty contained in Article 3 of this Agreement; or

(ii) any breach of any covenant or obligation of the Company in this Agreement.

For purposes of this Agreement, a Member’s “Pro Rata Portion” shall mean the percentage calculated by dividing (i) the Units held by such Member immediately prior to effectiveness of this Agreement by (ii) the total number of Units held by all the Members immediately prior to the effectiveness of this Agreement.

Section 6.2 Indemnification by Liquid Holdings. Liquid Holdings shall indemnify each Member from and against, and shall compensate and reimburse each Member for, any Damages which are suffered or incurred by such Member or to which such Member may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a) any inaccuracy in or breach of any representation or warranty made by Liquid Holdings in this Agreement; or

(b) any breach of any covenant or obligation of Liquid Holdings in this Agreement.

Section 6.3 Survival of Representations and Warranties.

(a) The representations and warranties set forth in Article 2, Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization and Subsidiaries), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Consideration Units) shall survive effectiveness of this Agreement and remain in full force indefinitely. All other representations and warranties shall survive effectiveness of this Agreement for a period of one (1) year from the date hereof (the “Survival Date”).

(b) Covenants and agreements that, by their express terms survive for a period expressly set forth herein shall survive for such period; all other covenants and agreements hereunder shall survive the effectiveness of this Agreement and continue in full force an effect indefinitely.

Section 6.4 General Indemnification Procedures.

(a) In the event that any Party incurs or suffers any Damages with respect to which indemnification may be sought by such Party pursuant to this Article 6 and such Party desires to assert an indemnification claim hereunder, the Party seeking indemnification (the “Indemnitee”) must assert the claim by giving written notice (a “Claim Notice”) to the Party or Parties, as the case may be, from whom indemnification is sought (each an “Indemnitor”), within the applicable time period described herein. The Claim Notice must state the nature and basis of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third person claim must be accompanied by a copy of any written notice of the third person claimant. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice or disputes Indemnitor’s alleged indemnification obligations hereunder. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice, or it indemnification obligations hereunder. If any Indemnitor elects not to dispute a claim or the indemnification for such claim as described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor (subject to any limitations otherwise described herein). If any Indemnitor shall be obligated to indemnify an Indemnitee hereunder, such Indemnitor shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period the amount to which such Indemnitee shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such is not resolved within 20 days, the Indemnitee may pursue an action or proceeding for the recovery of the Damages claimed from any Indemnitor.

(b) The Indemnitee shall provide to the Indemnitor all information and documentation reasonably requested and necessary to support and verify any Damages that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

Section 6.5 Procedures for Indemnification — Third Party Claims or Proceedings.

(a) Promptly after receipt by an Indemnitee of notice of the commencement of any third-party claim or proceeding for which it would be entitled to indemnification under Sections 6.1 or 6.2, such Indemnitee will, if a claim is to be made or a proceeding is to be initiated against an Indemnitor under such Section, send, to the Indemnitor, an appropriate Claim Notice, pursuant to Section 6.4, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except, and only to the extent that, the Indemnitor demonstrates that the defense of such action is materially prejudiced by the Indemnitee’s failure to provide such Claim Notice.

(b) If any claim or proceeding referred to in Section 6.5(a) is brought against an Indemnitee and it provides an appropriate Claim Notice to the Indemnitor of the commencement of such claim or proceeding, the Indemnitor will be entitled to participate in such claim or proceeding and, to the extent that it wishes (unless the Indemnitor is also a party to such claim or proceeding or the Indemnitee determines in good faith that joint representation would be inappropriate), to assume the defense of such claim or proceeding with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitor provides written notice of its election to assume the defense of such claim or proceeding to the Indemnitee within 10 days of receipt by the Indemnitor of the notice of claim by the Indemnitee, and, after delivery of such written notice from the Indemnitor to the Indemnitee, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such claim or proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such claim or proceeding, other than reasonable costs of investigation. If the Indemnitor assumes the defense of a claim or proceeding:

(i) it will be conclusively established for purposes of this Agreement that the claims made in that claim or proceeding are within the scope of and subject to the indemnification provided herein;

(ii) no compromise or settlement of such claims or proceedings may be effected by the Indemnitor without the Indemnitee’s consent unless: (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and

(iii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims affected without its consent.

(c) Notwithstanding the foregoing, if (i) the Indemnitor does not, within 20 days after the Indemnitee’s Claim Notice is given pursuant to this Section 6.5, give written notice to the Indemnitee of its election to assume the defense of such claim or proceeding as permitted under Section 6.5(b), or (ii) the Indemnitee determines in good faith that there is a reasonable probability that a claim or proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then in either case the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such claim or proceeding, but, in such case the Indemnitor will not be bound by any compromise or settlement effected without its consent (which consent will not be unreasonably withheld) unless such compromise or settlement: (x) results in no finding or admission of any violation of law or any violation of the rights of any person and (y) does not obligate the Indemnitor to pay monetary damages.

Section 6.6 Exclusive Remedy. The rights and remedies of the Members and Liquid Holdings set forth in this Article 6 to recover Damages shall be the sole and exclusive rights and remedies that they shall have for any Damages arising out of, relating to, or resulting from this Agreement or the transactions contemplated hereby; provided, however, that the foregoing limitation shall not apply in the case of fraud or willful misconduct.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below:

If to Liquid Holdings: Liquid Holdings Group, LLC 800 Third Avenue, 39th Floor New York, NY 10022 Attention: Samuel Gaer	With a copy to (which shall not constitute notice hereunder): Gibson Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Fax: 212-351-5245 Attention: Eduardo Gallardo, Esq.

If to the Company: LTI, LLC 800 Third Ave, 39th Floor New York, NY 10022 Attention: Samuel Gaer	With a copy to (which shall not constitute notice hereunder): Gibson Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Fax: 212-351-5245 Attention: Eduardo Gallardo, Esq.

If to the Members: To the address set forth under their respective names on the signature page hereto.

or at such other address as the Parties may designate by advance notice to the other Parties hereto.

Section 7.2 Liquid Holdings shall be responsible for its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, representatives, counsel and accountants. The Members shall be responsible for the costs and expenses incurred by the Members and the Company in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their agents, representatives, counsel and accountants.

Section 7.3 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of New York. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greater extent permitted by law.

Section 7.4 Assignment. Neither the Company nor any Member shall have the right or the power to assign or delegate any provision of this Agreement without the prior written consent of Liquid Holdings (which may be withheld in Liquid Holdings sole discretion). This Agreement shall be binding upon and shall inure to the benefit of the Parties’ respective successors, assigns, executors and administrators.

Section 7.5 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

Section 7.6 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 7.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may be amended only in a writing executed by the Party to be bound thereby.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

LTI, LLC		LIQUID HOLDINGS GROUP, LLC

By: Liquid Trading International, LLP,
its Manager

By:	/s/	By:	/s/
Name:	Brian Ferdinand	Name:
Title:	Manager	Title:

By:
Name:
Title:

MEMBERS

UNQUA HOLDINGS, INC.		CHURCHILL ADVISORS, LLC

By:	/s/	By:	/s/
Name:	Daniel P. Harley	Name:	Marc Cohen
Title:	Principal	Title:	Managing Partner

Address:	21 Greene Ave.	Address:	14 Illingworth Ave.
Amityville, NY 11701.		Tenafly, NJ 07670

SKB LIQUID LLC		LANCERS TRADING, LLC

By:	/s/	By:	/s/
Name:	Scott K. Banerjee	Name:	John Allen
Title:	Sole Proprietor	Title:	CEO

Address:	800 3rd Ave. 39th Fl	Address:	8 Dorothy Ave.
New York, NY 10022		Livingston, NJ 07039

/s/		/s/
JOSHUA C. KURZBAN		ROBERT OKIN

Address:	15089 Stearns Street	Address:	9 Sterling Road South
Overland Park, KS 66221		Armonk, NY 10504

/s/
EDWARD FEIGELES & KATHRYN GREEN

Address:	190 East 72nd St. #33CD
New York, NY 10022

CLASS A MEMBER:

LIQUID TRADING INTERNATIONAL, LLP

By:	/s/
Name:	Brian Ferdinand
Title:	Manager

Exhibit A

Ownership Table

Percentage Interest of Members

The following table shows the aggregate capital contributions to the Company of each Member, the ownership of interests in the Company of each Member, and the percentage of ownership of Liquid Holdings that each Member will receive pursuant to the transactions contemplated by this Agreement.

	Aggregate Capital Contributions to the Company	Number of Type of Units of the Company	Percentage Ownership of Liquid Holdings
Liquid Trading International, LLP	$1	1 Class A Unit	0%
Unqua Holdings, Inc.	$1,000,000	1,000 Class B Units	.672%
Churchill Advisors, LLC	$750,000	750 Class B Units	.504%
SKB Liquid LLC	$200,000	200 Class B Units	.134%
Lancers Trading, LLC	$400,000	400 Class B Units	.269%
Joshua C. Kurzban	$300,000	300 Class B Units	.202%
Robert Okin	$100,000	100 Class B Units	.067%
Edward Feigeles & Kathryn Green	$1,500,000	1,500 Class B Units	1.008%